Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan, as amended, the 2013 Equity Incentive Award Plan, and the Employee Stock Purchase Plan of Relypsa, Inc. of our report dated August 2, 2013 (except for the last paragraph of Note 2, as to which the date is November 13, 2013), with respect to the financial statements of Relypsa, Inc. included in the Registration Statement (Form S-1 No.333-191437), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 19, 2013